Exhibit 10.13

AMENDMENT
TO
DANAHER DEFERRED COMPENSATION PLAN

This is an Amendment to the Danaher Deferred Compensation Plan, which was adopted effective January 1, 2019 (the "Plan"). Under Section 8.1 of the Plan, Danaher Corporation (the "Plan Sponsor") has reserved unto itself the right to amend the Plan. Accordingly, pursuant to Section 8.1, the Plan Sponsor hereby amends the Plan in the following particulars, to be effective January 1, 2020:

1.
Add a new Appendix A to read as follows:

APPENDIX A
TRANSFER OF LIABILITIES TO
ENVISTA DEFERRED COMPENSATION PLAN

At a future date, certain Employers, including Envista Holdings Corporation and its subsidiaries (“Envista”), are intended to separate from the Danaher Corporation controlled group. In anticipation of such event, the Plan liabilities and benefits related to those Participants who are employed by Envista (“Envista Participants”), will be transferred to the Envista Deferred Compensation Plan (“Envista DCP”), effective as of January 1, 2020. After the transfer of the Plan liabilities to the Envista DCP on January 1, 2020, the Plan Sponsor, the Plan, any directors, officers, or employees of the Plan Sponsor, and any successors thereto, shall have no further obligation or liability to any such individual with respect to any benefit, amount, or right due under the Plan.

On and after the transfer of the Plan liabilities to the Envista DCP on January 1, 2020, the Employers that are intended to separate from the Danaher Corporation controlled group shall cease to participate in the Plan.

On and after the transfer of the Plan liabilities to the Envista DCP on January 1, 2020, Envista Participants shall cease participation in the Plan, but shall participate in the Envista DCP in accordance with the terms therein; provided, that any irrevocable deferral election for 2019 in effect under the Plan for an Envista Participant at the time of such transfer will remain in effect under the Envista DCP with respect to 2019 compensation, and provided further that any distribution election applicable to the Plan benefit of an Envista Participant immediately before the transfer will continue to apply to the liabilities and benefits transferred to the Envista DCP, in accordance with the terms therein.
2.
All other parts of the Plan not inconsistent herewith are hereby ratified and confirmed.